                                                                    EXHIBIT 99.1

                       Casino Magic of Louisiana, Corp.
                                     Index
                Three and Nine Months Ended September 30, 1999


                                                                  Page
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                  1
FINANCIAL STATEMENT SCHEDULES                                      F-1

                       CASINO MAGIC OF LOUISIANA, CORP.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

Casino Magic of Louisiana, Corp. ("Casino Magic-Bossier City") is a wholly owned subsidiary of Casino Magic Corp., ("Casino Magic") which is a wholly owned subsidiary of Hollywood Park, Inc. ("Hollywood Park"). Accordingly, reference is made to the Annual Report on Form 10-K for the year ended December 31, 1998, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, filed by Hollywood Park, Inc., which include Managment's Discussion and Analysis for Hollywood Park, Inc., as well as other disclosures not included herein.

Results of Operation:

For the three months ended September 30, 1999 compared to the three months ended
--------------------------------------------------------------------------------
September 30, 1998:
------------------

Gaming revenues at Casino Magic-Bossier City increased to $34.5 million for the third quarter of 1999 compared to $28.3 million in the third quarter of 1998; an increase of $6.2 million ($1.1 million table games and $5.1 million slots) or 21.9%. The increase is a result of Casino Magic's opening of a 188 room luxury hotel and other quality food and beverage facilities in December 1998, upgrading of product mix in slot machines, and more effective marketing programs. The Bossier City/Shreveport, Louisiana gaming market (as measured by taxable gaming receipts) grew $9.0 million over the comparable quarter or 5.7%. Casino Magic-Bossier City's taxable gaming receipts increased 18.7% over the same comparative quarter, increasing its market share by approximately 2.3% over the same period. Non gaming revenues (net of complimentaries) increased $0.6 million, or 64.0%, over the comparable period, principally as a result of the new hotel and food and beverage facilities.

Total costs and expenses during the third quarter of 1999 were $30.7 million compared to $28.1 million in the third quarter of 1998, a cost increase of $2.6 million or 9.3%. Casino costs increased $3.0 million, or 20.8%, from $14.4 million to $17.4 million over the comparative quarter. This increase was due generally to increased taxes on incremental gaming revenues (24.9% tax rate) and increases in the cost of slot club points and other promotional expenses. Other operating costs and expenses decreased approximately $1.7 million, or 44.7%, over the third quarter of 1998. Expenses in the third quarter of 1998 included certain non-recurring expenses related to the acquisition of Casino Magic by Hollywood Park. Advertising & Marketing expenses increased by $0.8 million, or 21.1%, over the 1998 quarter. Marketing costs for the third quarter of 1999 were only 12.8% of net revenues compared to 13.2% in the same period of 1998. Marketing strategy in the third quarter of 1998, although effective, required more promotional costs to drive business, and compensate for lack of competitive facilities and disruption from construction. Other administrative and operating expenses (excluding depreciation) increased $0.1 million, or 2.3%, over the comparative quarter. Depreciation increased $0.4 million, or 25.0%, as a result of the increased cost of the new facilities.

Casino Magic-Bossier City earned an operating profit of $5.4 million for the third quarter of 1999 versus $1.1 million in the third quarter of 1998; an improvement of $4.3 million.

There was no income tax provision or benefit for the third quarter of 1999 or 1998. The Company is included in a consolidated group subject to a tax-sharing agreement between itself and affiliated companies. The difference between the 0% rate and the statutory rate of 35% is due to a net operating loss carry forward in excess of current taxable income.

Casino Magic-Bossier City registered net income of $0.8 million in the third quarter of 1999 compared with a net loss of $3.2 million during the third quarter of 1998.

For the nine months ended September 30, 1999 compared to the nine  months ended
-------------------------------------------------------------------------------
September 30, 1998:
-------------------

Gaming revenues at Casino Magic-Bossier City increased to $100.6 million for the first nine months of 1999 compared to $81.4 million in the first nine months of 1998; an increase of $19.2 million ($3.4 million table games and $15.8 million slots) or 23.6%. The increase is a result of Casino Magic's opening of a 188 room luxury hotel and other quality food and beverage facilities in December 1998, upgrading of product mix in slot machines, and more effective marketing programs. The Bossier City/Shreveport, Louisiana gaming market (as measured by taxable gaming receipts) grew $27.3 million over the comparable nine months or 6.0%. Casino Magic-Bossier City's taxable gaming receipts increased 22.1% over the same comparative period, increasing its market share by approximately 2.8%. Non gaming revenues (net of complimentaries) increased $1.6 million, or 55.2%, over the comparable period, principally as a result of the new hotel and food and beverage facilities.

Total costs and expenses during the first nine months of 1999 were $88.4 million compared to $75.0 million in the first nine months of 1998, a cost increase of $13.4 million or 17.9%. Casino costs increased $10.9 million, or 27.3%, from $40.0 million to $50.9 million over the comparative period. This increase was due generally to increased taxes on incremental gaming revenues (24.9% tax rate) and increases in the cost of slot club points with respect to triple points awarded on Tuesdays in the months of April and May 1999, and other promotional expenses. Other operating costs and expenses decreased $1.6 million, or 20.3%, over the prior year. Expenses in the nine months of 1998 included certain non-recurring expenses relative to the acquisition of Casino Magic by Hollywood Park. Advertising & Marketing expenses increased by $1.2 million, or 11.1%, over the same period in 1998. Marketing costs for the first nine months of 1999 were only 11.5% of net revenues compared to 12.8% in the same period of 1998. Marketing strategy in the first nine months of 1998, although effective, required more promotional costs to drive business, and compensate for lack of competitive facilities and disruption from construction. Other administrative and operating expenses (excluding depreciation) increased $1.6 million, or 13.9%, over the comparative nine months as a result of a increased maintenance and utility costs associated with the new facilities. Depreciation increased $1.2 million, or 25%, as a result of the increased cost of the new facilities.

Casino Magic-Bossier City earned an operating profit of $16.7 million for the first nine months of 1999 versus $9.3 million in the first nine months of 1998; an improvement of $7.4 million.

There was no income tax provision or benefit for the first nine months of 1999 or 1998. The Company is included in a consolidated group subject to a tax-sharing agreement between itself and affiliated companies. The difference between the 0% rate and the statutory rate of 35% is due to a net operating loss carry forward in excess of current taxable income.

Casino Magic-Bossier City registered net income of $3.0 million in the first nine months of 1999 compared with a net loss of $3.8 million during the first nine months of 1998.

Liquidity and Capital Resources:

At September 30, 1999, the Company had unrestricted cash and cash equivalents of $15.3 million compared to unrestricted cash and cash equivalents of $8.6 million at December 31, 1998. The Company also had $0.1 million in restricted marketable securities at December 31, 1998. The 1998 restricted funds were invested in the completion of the hotel and other amenities in the first quarter of 1999, consistent with the indenture ("Indenture") governing the Casino Magic of Louisiana, Corp. 13% First Mortgage Notes ("Louisiana First Mortgage Notes").

For the nine months ended September 30, 1999, the Company generated $8.6 million of cash flow from operating activities and spent $1.8 million for acquisitions of property and equipment. Casino Magic-Bossier City reduced principal payments on third party debt by $2.7 million during the nine months and increased debt to affiliated companies by $2.5 million for a net increase in long term debt of $0.2 million.

The Company completed construction of a 188-room hotel and related amenities, including restaurants and beverage service in December 1998. The construction of the hotel and amenities of approximately $21 million was funded primarily by $11.7 million in proceeds received from the sale of the Crescent City Queen, cash flow of Casino Magic-Bossier City, and loans from affiliated companies.
The addition of the new hotel and facilities has substantially increased income from operations. The Company still has significant need for cash, including debt service. However, management believes that cash at September 30, 1999 and cash flows from operations will be sufficient to service its operating needs and debt service through, at least, the next twelve months, although no assurances can be given.

In August 1996, the Company issued $115,000,000 in aggregate principal amount of 13% Louisiana First Mortgage Notes (of which, $2.1 million was tendered in December 1998 in connection with the required change of control purchase offer) with contingent interest at 5% of the Company's adjusted consolidated cash flow (as defined under the indenture governing the notes). Although no contingent interest has previously been paid to note holders (as the adjusted fixed charge coverage ratio as defined had not previously been met), contingent interest of $1.3 million (as calculated for the twelve month period ended June 30, 1999) was paid in connection with the scheduled interest payment on August 16, 1999. As of September 30, 1999, contingent interest of $1.9 million has been accrued, which amount represents the accrued contingent interest since the notes were issued in 1996 less the amount paid on August 16, 1999. (See Note 2 to the Condensed Notes to Financial Statements.)

                         Index to Financial Statements

Contents                                                                                     Pages
Financial Statements

Condensed Statement of Operations for the three months ended September 30, 1999 and 1998      F-1

Condensed Statement of Operations for the nine months ended September 30, 1999 and 1998       F-2

Condensed Balance Sheets as of September 30, 1999 and December 31, 1998                       F-3

Condensed Statement of Cash Flows for the nine months ended September 30, 1999 and 1998       F-4

Condensed Notes to Financial Statements                                                       F-5

                       CASINO MAGIC OF LOUISIANA, CORP.
                      CONDENSED STATEMENTS OF OPERATIONS
                                 (Unaudited )

                                                                       Three Months ended Sept. 30,
                                                                       ----------------------------
                                                                        1999                 1998
                                                                        ----                 ----
                                                                             (in thousands)
                                                                             --------------
Revenues:
  Casino.......................................................          $34,485             $28,290
  Other operating income.......................................            1,580                 937
                                                                         -------             -------
       Total revenues..........................................           36,065              29,227
                                                                         -------             -------

Costs and expenses:
  Casino.......................................................           17,421              14,387
  Other operating costs and expenses...........................            2,100               3,821
  Advertising and marketing....................................            4,619               3,849
  General and administrative...................................            2,276               2,404
  Property operation, maintenance and energy cost..............            1,454               1,187
  Rents, property taxes and insurance..........................              730                 808
  Depreciation and amortization................................            2,050               1,642
                                                                         -------             -------
       Total costs and expenses................................           30,650              28,098
                                                                         -------             -------
Income from operations.........................................            5,415               1,129

Interest expense...............................................            4,573               4,285
                                                                         -------             -------

Income before income taxes.....................................              842              (3,156)
Income tax expense.............................................               --                  --
                                                                         -------             -------
Net income.....................................................          $   842             $(3,156)
                                                                         =======             =======

                 See condensed notes to financial statements.

                       CASINO MAGIC OF LOUISIANA, CORP.
                      CONDENSED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                                       Nine Months ended Sept. 30,
                                                                       ---------------------------
                                                                          1999              1998
                                                                          ----              ----
                                                                             (in thousands)
                                                                             --------------
Revenues:
  Casino.......................................................         $100,603           $81,421
  Other operating income.......................................            4,452             2,860
                                                                        --------           -------
       Total revenues..........................................          105,055            84,281
                                                                        --------           -------

Costs and expenses:
  Casino.......................................................           50,949            40,000
  Other operating costs and expenses...........................            6,275             7,886
  Advertising and marketing....................................           12,049            10,814
  General and administrative...................................            6,725             5,840
  Property operation, maintenance and energy cost..............            4,164             3,359
  Rents, property taxes and insurance..........................            2,228             2,271
  Depreciation and amortization................................            6,003             4,821
                                                                          ------           -------
       Total costs and expenses................................           88,393            74,991
                                                                          ------           -------
Income from operations.........................................           16,662             9,290

Interest expense...............................................           13,701            13,045
                                                                          ------           -------

Income before income taxes.....................................            2,961            (3,755)
Income tax expense.............................................               --                --
                                                                          ------           -------
Net income.....................................................            2,961           $(3,755)
                                                                          ======           =======

                 See condensed notes to financial statements.

                       CASINO MAGIC OF LOUISIANA, CORP.
                           CONDENSED BALANCE SHEETS
                                  (Unaudited)

                                    ASSETS

                                                                         September 30,      December 31,
                                                                             1999              1998(*)
                                                                             ----              -------
                                                                                   (in thousands)
                                                                                   --------------
Current Assets:
  Cash and cash equivalents.........................................        $ 15,263              $  8,623
  Restricted marketable securities..................................              --                   108
  Other current assets..............................................           2,121                 1,260
                                                                            --------              --------
       Total current assets.........................................          17,384                 9,991

Property and equipment, net.........................................          89,593                92,218

Other long-term assets
  Deferred gaming license cost, net.................................          35,244                36,446
  Debt issuance costs, net..........................................           3,192                 3,890
  Other long-term assets............................................             142                   132
                                                                            --------              --------
       Total other long-term assets.................................          38,578                40,468
                                                                            --------              --------
                                                                            $145,555              $142,677
                                                                            ========              ========

                     LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..................................................        $  5,678              $  4,923
  Accrued expenses..................................................           2,892                 1,800
  Accrued interest..................................................           4,005                 7,679
  Accrued payroll and related benefits..............................           3,413                 2,426
  Accrued progressive gaming liabilities............................           1,788                 1,670
  Notes and contracts payable.......................................              83                 1,699
  Current maturities of long-term debt..............................             646                 5,214
                                                                            --------              --------
       Total current liabilities....................................          18,505                25,411

Due to affiliates...................................................           6,396                 3,854

Long-term debt, net of current maturities...........................         122,630               118,349

Shareholders' Equity (Accumulated deficit)
Common stock, $0.01 par value, 10,000 shares authorized,
100 shares issued and outstanding at September 30, 1999
and December 31, 1998                                                             --                    --
Additional paid-in capital..........................................         22,353                 22,353
Accumulated deficit.................................................        (24,329)               (27,290)
                                                                           --------               --------
  Total shareholders' equity (accumulated deficit)                           (1,976)                (4,937)
                                                                           --------               --------
                                                                           $145,555               $142,677
                                                                           ========               ========

                 See condensed notes to financial statements.
                 * Derived from audited financial statements.

                       CASINO MAGIC OF LOUISIANA, CORP.
                      CONDENSED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                              Nine Months ended Sept. 30,
                                                                              ---------------------------
                                                                                 1999              1998
                                                                                 ----              ----
                                                                                     (in thousands)
Cash Flows From Operating Activities:
  Net income (loss)..................................................           $  2,961          $ (3,755)
  Depreciation and amortization......................................              6,003             4,821
  Adjustments for other non-cash charges.............................                776             2,534
  Changes in assets and liabilities..................................             (1,156)           (2,003)
                                                                                 -------          --------

Net Cash Provided by  Operating Activities...........................              8,584             1,597
                                                                                 -------          --------

Cash Flows From Investing Activities:
  Acquisitions of property and equipment.............................             (1,846)          (10,802)
  Other, net.........................................................                105             9,010
                                                                                 -------          --------

Net Cash Provided by (Used in) Investing Activities..................             (1,741)           (1,792)
                                                                                 -------          --------

Cash Flows From Financing Activities:
  Proceeds from issuance of long-term debt...........................              2,500               - -
  Principal payments on notes payable and long-term debt.............             (2,703)           (2,447)
                                                                                 -------          --------

Net Cash Used in Financing Activities................................               (203)           (2,447)
                                                                                 -------          --------

Net Increase (Decrease) in Cash and Cash Equivalents.................              6,640            (2,642)

Cash and Cash Equivalents, Beginning of Period.......................              8,623            10,675
                                                                                 -------          --------

Cash and Cash Equivalents, End of Period.............................            $15,263          $  8,033
                                                                                 =======          ========

Supplemental Cash Flow Information

Cash Paid During the Period for:
  Interest...........................................................            $16,825          $ 15,837
Supplemental Schedule of Non-Cash Investing and Financing activities:
  Property and equipment and other asset acquisitions
   included in accounts and construction payable and accrued
   expenses..........................................................                524             3,958
  Property and equipment financed with long-term debt ...............                 --               299

                 See condensed notes to financial statements.

                       CASINO MAGIC OF LOUISIANA, CORP.
                    CONDENSED NOTES TO FINANCIAL STATEMENTS

1.             Summary of significant accounting policies:

Organization and basis of presentation:

On May 13, 1996 ("Inception"), Jefferson Casino Corporation ("Jefferson Corp."), a Louisiana corporation and a wholly owned subsidiary of Casino Magic Corp. ("Casino Magic"), commenced development stage activities by acquiring all of the outstanding capital stock of Crescent City Capital Development Corporation, a Louisiana corporation. Immediately following the acquisition of Crescent City Capital Development Corporation ("Crescent City") by Jefferson Corp., the name of Crescent City Capital Development Corporation was changed to Casino Magic of Louisiana, Corp. ("Louisiana Corp." or the "Company"). Louisiana Corp. has developed a dockside riverboat casino and entertainment complex in Bossier City, Louisiana ("Casino Magic-Bossier City"). Casino Magic-Bossier City opened on October 4, 1996, using a temporary facility, thereby completing its development stage activities, and opened the permanent facility on December 31, 1996. Effective October 15, 1998, Casino Magic Corp. was acquired by and became a wholly owned subsidiary of Hollywood Park, Inc.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The accompanying unaudited condensed financial statements contain all adjustments which are, in the opinion of management, necessary for a fair statement of the results of the interim periods. The results of operations for the interim periods are not indicative of results of operations for an entire year. It is suggested that these financial statements be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company's Form 8-K for the year ended December 31, 1998 filed on form 8-K dated April 15, 1999. Certain reclassifications have been made to 1998 amounts to conform with the September 30, 1999, presentation.

2.             Long-term debt:

Long-term debt consists of the following:

                                       September 30,    December 31,
                                       -------------    ------------
                                            1999            1998
                                            ----            ----
     Notes payable, bank                $         --    $  1,705,250
     Equipment contracts                     630,979       1,700,218
     Other                                    27,133          38,684
     Other, promissory note                9,743,705       7,243,705
     Louisiana First Mortgage Notes      112,875,000     112,875,000
                                        ------------    ------------
                                         123,276,817     123,562,857
     Less current maturities                (646,472)     (5,213,608)
                                        ------------    ------------
                                        $122,630,345    $118,349,249
                                        ============    ============

Additions to long-term debt consist of one promissory note to Casino Magic Management Services (an affiliated company) in the principal amount of $2.5 million. The note was incurred in February 1999 and is being repaid over thirty six months bearing interest at an annual rate of 8.25%.

In August 1996, the Company issued $115,000,000 in aggregate principal amount of 13% First Mortgage Notes (the "Louisiana First Mortgage Notes") (of which $2.1 million was tendered in December 1998 in connection with the required change of control purchase offer) with contingent interest at 5% of Casino Magic-Bossier City's adjusted consolidated cash flow (as defined under the indenture governing these notes). Although no contingent interest has previously been paid to note holders (as the adjusted fixed charge coverage ratio as defined had not previously been met), contingent interest of $1.3 million (as calculated for the twelve month period ended June 30, 1999) was paid in connection with the scheduled interest payment on August 16, 1999. As of September 30, 1999 contingent interest of $1.9 million has been accrued, which amount represents the accrued contingent interest since the notes were issued in 1996, less the amount paid on August 16, 1999.

The Louisiana First Mortgage Notes are secured by a first priority lien and security interest in substantially all of the assets of Casino Magic-Bossier City, and Jefferson Casino Corp. guarantees the Louisiana First Mortgage Notes, and the guarantee is secured by all of the assets of Jefferson Casino Corp., including all of the capital stock of Casino Magic of Louisiana, Corp. The Louisiana First Mortgage Notes are redeemable, in whole or in part, on or after August 15, 2000, at a premium to face amount, plus accrued interest, as follows:
(a) August 15, 2000, at 106.5%; (b) August 15, 2001, at 104.332%; (c) August 15,
2002, and thereafter, at 102.166%.

The indenture governing the Louisiana First Mortgage Notes contains certain covenants limiting the ability of Casino Magic of Louisiana, Corp. and its subsidiaries to engage in any line of business other than the current gaming operations of Casino Magic-Bossier City and incidental related activities, to borrow funds or otherwise become liable for additional debt, to pay dividends, issue preferred stock, make investments, or enter into certain specified transactions with affiliates.